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                              Carver Bancorp, Inc.
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                    (Exact Name as Specified in its Charter)

                            Boston Bank of Commerce
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                   (Name of Person(s) Filing Proxy Statement)

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                           The Boston Bank of Commerce
                            BBC Capital Market, Inc.
                               133 Federal Street
                                Boston, MA 02110
                                 (617) 457-4400


                                                                January 31, 2000

Dear Fellow Carver Bancorp Shareholders:

     We, at Boston Bank of Commerce ("BBOC"), are writing to you as the only black-owned interstate bank in the country, and as the owner, through our wholly-owned subsidiary, BBC Capital Market, Inc. ("BBC Capital"), of 170,700 shares of Carver Bancorp, Inc. On February 24, 2000, at Carver's Annual Shareholders Meeting, two directors will be elected. As a shareholder of Carver Bancorp, Inc., by voting for KEVIN COHEE and TERI WILLIAMS, you can help bring economic success to the African- and Carribean-American community and to Carver.

     Enclosed is our proxy statement and BLUE proxy card. To support our efforts to create a financially strong bank that is responsive to our communities, please sign and date the BLUE proxy card and return it promptly to us in the return envelope that has been provided.

KEVIN COHEE AND TERI WILLIAMS CAN SUCCESSFULLY LEAD CARVER

     As the majority owners and senior managers of BBOC, the only interstate black-owned bank in the country, we are fulfilling a community bank's mission. We are a husband and wife African- American management team that has over 30 years of collective experience in financial institutions. We are Harvard educated - with business and law degrees - but street savvy, having grown up in inner-city communities. When we acquired a controlling interest in BBOC in 1995, the bank was losing money and was subject to an FDIC cease and desist order because of its poor financial condition and its unsound business practices. Under our leadership, BBOC now receives the highest rating for financial strength from Veribanc - an independent bank-rating agency. Our assets have grown from $56 million in 1996 to $137 million in 1999, an annual growth rate of approximately 33%. For 1999, we achieved a $1.78 million profit, generating a return on average assets of over 1.5%.

     In addition to our financial success, BBOC has played a leadership role in the economic development of the urban communities we serve. We have made over $150 million in loans to the communities we serve. We have received an Outstanding Community Re-investment Act ("CRA") rating and are one of only 19 banks in the country designated a Community Development Financial Institution ("CDFI") by the U.S. Department of Treasury.

     In 1999, we acquired Peoples National Bank of Commerce ("Peoples"), a failed bank in Miami, Florida and became the first interstate black bank in the country. More importantly, we

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were able to save Peoples - Florida's only black-owned bank - and acquire and continue to service over $13 million in community development loans. Since we acquired Peoples in September 1999, we have turned the bank into a profitable institution - our second bank turnaround.

CARVER'S BOARD MUST BE HELD RESPONSIBLE
FOR ITS DISMAL PERFORMANCE AND POOR BUSINESS DECISIONS

     One of the keys to building a strong, sustainable black economic base is to have strong financial institutions that support inner city communities. Our banks must be financially strong and must lead the economic development of the African and Caribbean American communities. A community bank must make loans for home ownership, small business development, churches and not-for-profit organizations.

     Under the current board, Carver has performed poorly by any measure. Carver's asset growth and profitability are significantly below Boston Bank of Commerce and industry peers. While BBOC has been thriving, in the last three full fiscal years,

     o Carver has lost an aggregate of $5,000,000, or an average of almost $1,700,000 per year.

     o    Carver's shareholders' equity has declined by 10%.

     o Carver's assets have grown at a rate of less than 5% per year. Since the end of fiscal 1997, Carver's assets have actually declined.

THE CARVER BOARD'S HISTORY OF INEPTITUDE

     In March 1996, Carver introduced Carver BankCard in response, we believe, to BBOC's introduction of the UNITY Visa card in 1995, which was the first national credit card targeted to the black community which contributes a portion of its revenues to black charities. By 1999, BBOC's UNITY Visa Program had contributed over $100,000 to charities, including the Children's Defense Fund, the NAACP Legal Defense Fund and the UNCF/College Fund. In contrast, Carver discontinued its consumer lending program and took substantial write-offs.

     In the summer of 1998, Carver converted its computer systems from an outside servicer to an in-house system. While our similar conversion at Peoples occurred without a glitch, Carver lost millions of dollars on its systems conversion.

     Last June, Carver hired a chief executive officer with absolutely no commercial banking experience. The new CEO then brought in a new management team with no experience in turning around a troubled community bank.



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THE CARVER BOARD'S EFFORTS TO PRESERVE THEIR POSITIONS
HAVE DAMAGED CARVER'S SHAREHOLDERS

     Carver's board has installed a host of provisions in its corporate charter and by-laws which make it harder for all of us -- the owners of Carver -- to replace the board. For example, Carver has a staggered board of directors, which requires shareholders to endure at least two annual meetings to effect a change of control; Carver has no provision for shareholders to call a Special Meeting of Shareholders if they want to address important corporate issues; and no person is permitted to own and vote in excess of 10% of Carver's outstanding shares, thereby depriving shareholders of a potential change of control premium for their shares.

     Last April, the Carver board rebuffed BBOC's book value to book value merger proposal, which would have significantly strengthened Carver by adding $100 million in assets and $8 million in capital and by providing badly needed management expertise.

     Last August, fearing that shareholders would support us, Carver's board simply did not hold the Annual Meeting of Shareholders. When we sued, Carver immediately capitulated and scheduled the Shareholders Meeting for February 24, 2000.

     In a clear effort to stuff the ballot box, the Board issued preferred stock to allies of the new chief executive officer on the record date for determining which shareholders could vote at this February's Shareholders Meeting. These shares, which carry 8.3% of the Company's voting power, were issued at less than Carver's book value and carry cumulative dividends which yield a 7.8% return to the Board's allies. In a gross example of vote buying by Carver's board, the agreement governing the sale of the preferred stock prohibits the recipients of the preferred stock from granting any proxies without the consent of Carver's board.

     There is little doubt why Carver's board placed these shares with its allies. They wanted to interfere with your ability to effect a much needed change. The day after one of its allies, Morgan Stanley, got its shares, a Morgan Stanley executive called Kevin Cohee and threatened that if he did not withdraw BBOC's candidates for Carver's Board, Morgan Stanley would use its M&A Department and public relations firms to crush him. The Morgan Stanley executive also warned Mr. Cohee that he had better think about his future business opportunities because there were a lot of ways Morgan Stanley can get him.

     We have sued to undo the share issuance to the allies and to prevent the Carver board and its allies from stealing the election through the abuse of their positions. The Court has set February 16, 2000 as the date for the hearing on our motion for a preliminary injunction and has approved expedited discovery. We are confident that the Court will find Carver's conduct unlawful.


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KEVIN COHEE AND TERI WILLIAMS CAN PROVIDE THE LEADERSHIP
CARVER SO DESPERATELY NEEDS

     As experienced financial executives with a large investment in Carver, we can insure that management is responsive to the needs of Carver's shareholders and the communities Carver should serve. We can turnaround Carver just as we brought financial health and credibility to BBOC.

     Given Carver's poor financial performance and the repeated poor business decisions by Carver's Board of Directors, it is clear that change is needed. Carver is the largest African- American bank in the country. Its performance and actions are a bellwether for the black banking sector. We cannot let Carver's current board continue to mismanage our bank.

     Since we began purchasing Carver stock and publicly challenged Carver's Board, the price of Carver's stock has increased from approximately $7 per share in February, 1999 to over $12 per share last week. A vote for Kevin Cohee and Teri Williams will allow us to further the interests of all Carver shareholders. It will also send a strong message that black community banks can, and should, lead the economic development of inner-city communities.

     The choices are clear - you can vote for us, Kevin Cohee and Teri Williams, experienced bankers with a substantial investment in Carver, or you can vote for the incumbents, politicians with no real financial expertise who own less than a total of 10,000 shares.

     Every vote for Kevin Cohee and Teri Williams will enable Carver-- your bank-- to move closer to becoming a well-managed financial institution. Every vote for Kevin Cohee and Teri Williams will support the future economic success of the African and Caribbean communities.

     Please sign and date the BLUE proxy card and return it to us in the enclosed postage-paid envelope. Your vote is important. Do not return any proxy card sent to you by Carver.

     If you have any questions or require assistance, please call our proxy solicitors, MacKenzie Partners, Inc., at 800-322-2885 or 212-929-5500 (call collect).

Very truly yours,




Kevin Cohee                                         Teri Williams
Chairman and Chief Executive Officer                Senior Vice President


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